EXHIBIT 3
                                                                       ---------



                                 PMR CORPORATION
                       1565 HOTEL CIRCLE SOUTH, 2ND FLOOR
                               SAN DIEGO, CA 92108


                                                                   June 28, 2002


Psychiatric Solutions, Inc.
113 Seaboard Lane, Suite C-100
Franklin, TN  37067

The 1818 Mezzanine Fund II, L.P.
c/o Brown Brothers Harriman & Co.
59 Wall Street
New York, NY  10005

Ladies and Gentlemen:

         Reference is made to the Securities Purchase Agreement, dated as of June 28, 2002 (the "SECURITIES PURCHASE AGREEMENT"), between Psychiatric Solutions, Inc., a Delaware corporation ("PSI"), and The 1818 Mezzanine Fund II, L.P., a Delaware limited partnership (the "FUND"), pursuant to which the Fund has agreed to purchase from PSI a senior subordinated promissory note in the aggregate principal amount of up to $20,000,000 (together with all notes issued in connection with the substitution, replacement or transfer thereof, the "NOTE") and warrants (the "WARRANTS") exercisable to purchase shares, par value $0.01 per share, of common stock of PSI ("PSI COMMON STOCK"). As an inducement to the Fund to enter into the Securities Purchase Agreement, and as one of the conditions precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement, the Fund has required the execution and delivery of this letter agreement by PMR Corporation, a Delaware corporation ("PMR"). Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Securities Purchase Agreement.

         1. WARRANTS. PMR hereby agrees (i) to assume, effective and contingent upon consummation of the merger (the "PMR MERGER") contemplated by the Merger Agreement (the "PMR MERGER AGREEMENT"), the obligations of PSI under the Warrants, including, without limitation, the obligation to issue stock, securities, other property or cash to holders of Warrants upon exercise thereof as provided in the Warrants, and (ii) to execute and deliver to each holder of Warrants, simultaneously with the consummation of the PMR Merger, a certificate contemplated by Section 2(b) of the Warrants, which shall provide, among other things, that such holder shall have the right thereafter to exercise its Warrants into the amount of shares, par value $0.01 per share, of common stock of PMR ("PMR COMMON STOCK") receivable upon the PMR Merger by a holder of the number of shares of PSI Common Stock into which such Warrants could have been exercised immediately prior to the PMR Merger (after giving effect to the adjustments provided for under Section 2(c) of the Warrants).

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         PMR hereby further agrees (i) to assume, effective and contingent upon consummation of the PMR Merger, the obligations of PSI to issue Additional Warrants pursuant to the Securities Purchase Agreement, (ii) upon consummation of the PMR Merger, to issue at each Additional Closing warrant certificates representing the Additional Warrants to be issued at such Additional Closing, in substantially similar form to the Warrant Certificates and (iii) that each such warrant certificate issued by PMR shall represent Warrants to purchase the amount of shares of PMR Common Stock receivable upon the PMR Merger by a holder of the number of shares of PSI Common Stock into which such Warrants could have been exercised immediately prior to the PMR Merger (assuming, for these purposes, that such Warrants were issued and outstanding at the time of the PMR Merger and after giving effect to the adjustments provided for under Section 2(c) of the Warrants).

         2. INVESTOR RIGHTS AGREEMENT. PMR hereby agrees that, effective and contingent upon consummation of the PMR Merger, (a) PMR shall assume all obligations of PSI under the Investor Rights Agreement, including, without limitation, the obligations regarding the registration of securities, the provision of financial information and the rights of first refusal, (b) all references in the Investor Rights Agreement to the "Company" shall be deemed to be references to PMR, and all references to any capital stock of the "Company" (including, without limitation, "Common Stock" and "Preferred Stock") shall be deemed to be references to the kind and amount of shares of capital stock of PMR receivable upon the PMR Merger by a holder of the kind and amount of such shares of capital stock of PSI and shall also include shares of PMR Common Stock issuable upon exercise of the Warrants, and (c) PMR shall use its reasonable best efforts to execute, as promptly as practicable following the consummation of the PMR Merger, an investor rights agreement substantially similar to the Investor Rights Agreement, with PMR replacing PSI as a party thereto, provided that the failure to do so shall not affect the validity and effectiveness of PMR's obligations under this paragraph or the enforceability of the Investor Rights Agreement.

         3. VOTING AGREEMENT. PMR hereby agrees that, upon the consummation of the PMR Merger, PMR shall have created a vacancy on its Board of Directors and shall cause such vacancy to be filled, effective and contingent upon consummation of the PMR Merger, by the designee of the Fund selected pursuant to
Section 1.2 of the Voting Agreement. At each meeting of stockholders of PMR after the PMR Merger at which the election of directors occurs (or at any time the stockholders of the Company act by written consent for the purpose of the election of directors), PMR shall cause the designee of the Fund selected pursuant to Section 1.2 of the Voting Agreement to be included in the slate of nominees recommended by the Board of Directors of PMR to PMR's stockholders for election as directors, and PMR shall use its reasonable best efforts to cause the election of such designee, including voting all shares for which PMR holds proxies (unless otherwise directed by the stockholder submitting such proxy) or is otherwise entitled to vote, in favor of the election of such designee; provided, that PMR's obligation under this sentence shall expire and terminate when both of the following clauses (x) and (y) have been satisfied: (x) the indebtedness owed to the Fund under the Securities Purchase Agreement has been repaid in full; and (y) either of the following has happened: (i) the Fund owns less than 50% of the shares of PSI


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                                                                               3


Common Stock (assuming exercise of the Warrants) issued pursuant to the Securities Purchase Agreement or (ii) the fifth anniversary of the date hereof has occurred.

         4. PSI BOARD OF DIRECTORS. PMR hereby agrees that, upon the consummation of the PMR Merger, PMR shall cause the election, effective and contingent upon consummation of the PMR Merger, of the designee of the Fund selected pursuant to Section 1.2 of the Voting Agreement (or any other person designated from time to time by the Fund) to the Board of Directors of PSI. At each meeting of stockholders of PSI after the PMR Merger at which the election of directors occurs (or at anytime the stockholders of PSI act by written consent for the purpose of the election of directors), PMR shall take all necessary actions to ensure the election to the Board of Directors of PSI of such designee. Notwithstanding anything to the contrary contained herein, the rights granted to the Fund under this Section 4 shall terminate upon the repayment in full by PSI of all Indebtedness owed to the Fund under the Securities Purchase Agreement.

         5. PMR GUARANTEE. PMR hereby agrees that, simultaneously with the consummation of the PMR Merger, it shall duly execute and deliver to the Fund a guarantee of the obligations of PSI to the Fund under the Securities Purchase Agreement and the Note, substantially in the form attached as Exhibit H to the Securities Purchase Agreement.

         6. REPRESENTATIONS AND WARRANTIES. PMR hereby represents and warrants to each of the other parties hereto as follows:

                  (a) PMR is a corporation duly organized and validly existing under the laws of Delaware, and has the corporate power and authority to execute, deliver and perform its obligations under this letter agreement.

                  (b) The execution, delivery and performance by PMR of this letter agreement and the transactions contemplated hereby have been duly authorized by all necessary action of PMR, and will not violate or conflict with the organizational documents of PMR, any material agreement binding upon PMR or any law, regulation or order or require any consent or approval which has not been obtained.

                  (c) This letter agreement has been duly executed and delivered by PMR, and constitutes the legal, valid and binding obligation of PMR, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         7. SURVIVAL. All of the representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this letter agreement.

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                                                                               4


         8. SUCCESSORS AND ASSIGNS. This letter agreement shall inure to the benefit of and be binding upon the successors, permitted assigns and permitted transferees of the parties hereto. No person or entity other than the parties hereto and their successors, permitted assigns and permitted transferees is intended to be a beneficiary of this letter agreement.

         9.     AMENDMENT AND WAIVER.

                  (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this letter agreement, any waiver of any provision of this letter agreement and any consent to any departure by any party hereto from the terms of any provision of this letter agreement, shall be effective (i) only if it is made or given in writing and signed by each party hereto, and (ii) only in the specific instance and for the specific purpose for which made or given.

         10. COUNTERPARTS. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         11. HEADINGS. The headings in this letter agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         12. GOVERNING LAW. THIS LETTER AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN THE STATE OF NEW YORK, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         13. SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         14. REMEDIES. If a breach of this letter agreement by any party hereto occurs and is continuing, the other parties may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation,

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                                                                               5


the specific performance) of any provision of this letter agreement. Except as otherwise provided by law, a delay or omission by any party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

         15. ENTIRE AGREEMENT. This letter agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This letter agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         16. EXPENSES. PMR acknowledges and agrees that, effective and contingent upon consummation of the PMR Merger, PMR shall reimburse the Fund for all reasonable out-of-pocket expenses (including travel related expenses) of the Fund and its representative incurred in connection with such representative's duties as a member of the Boards of Directors of PMR and PSI.

         17. TERMINATION. If the PMR Merger Agreement is terminated and the PMR Merger does not occur, this letter agreement shall terminate and have no further force and effect.

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         If this letter agreement correctly sets forth your understanding of our agreement with respect to the foregoing, please so indicate by signing below on the lines provided for your signatures.

                                   Sincerely,

                                   PMR CORPORATION


                                   By: /s/ Fred D. Furman
                                       -----------------------------------------
                                       Name:  Fred D. Furman
                                       Title: President

Acknowledged and agreed to
as of the date above written:

PSYCHIATRIC SOLUTIONS, INC.


By: /s/ Steven T. Davidson
   -------------------------------
   Name:  Steven T. Davidson
   Title: Chief Development Officer


THE 1818 MEZZANINE FUND II, L.P.

By:  Brown Brothers Harriman & Co.,
         its General Partner


By: /s/ Joseph P. Donlan
   -------------------------------
   Name:  Joseph P. Donlan
   Title: Managing Director